Exhibit 99.1

Universal Insurance Holdings, Inc. Reports Fourth Quarter and Full Year 2016

Financial Results

Fort Lauderdale, FL, February 21, 2017—Universal Insurance Holdings, Inc. (NYSE: UVE) today reported net income and diluted earnings per share (EPS) of $13.7 million and $0.38, respectively for the fourth quarter of 2016. For the full year 2016, net income was $99.4 million while diluted EPS was $2.79.

Universal Insurance Holdings, Inc. Chairman and Chief Executive Officer Sean P. Downes commented: “During the fourth quarter, Universal reported strong top line growth and meaningful underwriting profit despite the impact of Hurricane Matthew. This result is a testament to the fundamental strength of our business model, including the benefits which our vertically integrated structure afford us, our focus on maintaining high underwriting standards, our superior claims handling abilities, and our exceptional catastrophe response team. Our efforts to produce profitable and rate-adequate organic growth continue to produce results both within Florida and in our thirteen other states. Our unique direct-to-consumer platform, Universal DirectSM, is now online in all of our active states and will contribute incrementally to this growth going forward, as will our Commercial Residential product, which saw its first policy written during the fourth quarter. Universal enters 2017 extremely well positioned on all fronts, and we remain confident in our ability to deliver outstanding value to our shareholders.”

Fourth Quarter 2016 Highlights

•	Strong Growth Continues – Net premiums earned grew by $13.4 million, or 8.9%, to $164.0 million, while total revenues increased by $16.5 million, or 10.2%, to $178.6 million. Net premiums earned and total revenues were each higher than any other quarter in our history.
•	Expansion Plan Gaining Steam – Our growth efforts both within Florida and in our other states continue to bear fruit, with our non-Florida states demonstrating impressive 43.0% growth in direct written premium for the full year 2016. Universal DirectSM is now offered in all of our active states, and we wrote our first Commercial Residential policy through our subsidiary, American Platinum Property and Casualty Insurance Company, during the fourth quarter.
•	Profitable Despite Severe Weather –Fourth quarter results included Hurricane Matthew losses of $26.6 million or $0.46 per share. Net income decreased by $15.5 million, or 53.2%, to $13.7 million, while diluted EPS declined by $0.44 or 53.2%, to $0.38 per share.
•	Balance Sheet Remains Solid –Book value per share grew by 26.9% from year-end 2015 to $10.59. Our balance sheet remains solid, and is protected by a robust reinsurance program.
•	Focused on Shareholder Returns – Return on Average Common Equity (ROE) was 14.4% for the fourth quarter and 29.4% for the full year 2016. We paid dividends of $0.27 per share in the fourth quarter and $0.69 for the full year 2016 (comprised of a $0.14 per share regular quarterly cash dividend and an additional fourth quarter special dividend of $0.13 per share), equating to a 2.6% dividend yield at current share price levels.

Fourth Quarter 2016 Results

Direct premiums written grew 6.8% to $212.8 million from the prior year’s quarter, and net premiums earned grew 8.9% to $164.0 million. Premium growth was due to organic growth in policies in force, both within our Florida book and in our expansion states, and the continued rollout of Universal DirectSM. Commission revenue, policy fees, and other revenue each delivered strong double-digit growth, up 16.8%, 10.2%, and 13.8% respectively versus the prior year’s quarter, driven by increased premium volume and continued geographic footprint expansion.

The combined ratio was 95.1% in the fourth quarter of 2016 compared to 75.8% in the prior year’s quarter. The net loss and LAE ratio increased to 61.9% for the fourth quarter of 2016, compared to 40.2% for the same period last year, with the primary driver of this increase being severe weather during 2016. The current year’s quarter included $26.6 million of pre-tax net losses and loss adjustment expenses, or 16.2 points on the loss and LAE ratio, attributable to Hurricane Matthew. Fourth quarter 2016 results also included $16.8 million of increases to current accident year reserves as well as $4.7 million of favorable prior year reserve development. General and administrative expenses as a percentage of net earned premiums declined to 33.2% in the fourth quarter of 2016 compared to 35.6% in the prior year’s quarter, with the improvement coming predominantly from a decrease in executive compensation and economies of scale.

Net investment income grew by 96.1% from the prior year’s quarter to $3.5 million, with the growth driven by the increasing size of our investment portfolio and a shift in asset mix throughout the year. Realized investment gains were $1.0 million in the fourth quarter of 2016, a modest increase versus $0.8 million in the prior year’s quarter. Total invested assets were $651.6 million at year-end 2016, up from $489.4 million at year-end 2015.

The effective tax rate for the fourth quarter was 39.9%, up modestly from 39.1% in the prior year’s quarter, while the full year 2016 tax rate of 39.0% declined slightly from 39.2% in 2015.

During the fourth quarter, the Company repurchased 3,929 shares for $0.1 million, or an average cost of $24.07 per share, and during the full year 2016 repurchases were 0.4 million shares for $8.5 million, or an average cost of $19.30 per share. $17.9 million remains on our current repurchase authorization.

Stockholders’ equity was $371.2 million as of December 31, 2016, or 26.6% growth from $293.1 million as of December 31, 2015. Book value per common share grew 26.9% to $10.59 at December 31, 2016 compared to $8.34 at December 31, 2015. Return on Average Common Equity (ROE) was 14.4% for the fourth quarter and 29.4% for the full year 2016.

On November 15, 2016, the Company announced that its Board of Directors had declared a cash dividend of $0.27 per share of common stock, comprised of a $0.14 per share regular quarterly dividend and an additional fourth quarter special dividend of $0.13 per share, which was paid on December 12, 2016 to shareholders of record on December 1, 2016. On January 23, 2017, the Company announced that its Board of Directors had declared a cash dividend of $0.14 per share of common stock payable on March 2, 2017 to shareholders of record on February 17, 2017.

Conference Call

Members of the Universal management team will host a conference call on Wednesday, February 22, 2017 at 10:00 AM ET to discuss fourth quarter 2016 financial results. Following prepared remarks, management will conduct a question and answer session. The call will be accessible by dialing toll free at (888) 887-7180 or internationally (toll) at (270) 823-1518 using the Conference I.D.: 70825474. A live audio webcast of the call will also be accessible on the Universal Insurance website at www.universalinsuranceholdings.com. A replay of the call can be accessed toll free at (855) 859-2056 or internationally (toll) at (404) 537-3406 using the Conference I.D.: 70825474, and will be available through March 9, 2017.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania, Minnesota, Michigan, Alabama and Virginia. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. APPCIC is additionally licensed to write Fire, Commercial Multi-Peril, and Other Liability lines of business in Florida. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2015.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2016	2015
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$212,835	$199,262
Change in unearned premium	25,821	21,286

Direct premium earned	238,656	220,548
Ceded premium earned	(74,683)	(69,950)

Premiums earned, net	163,973	150,598
Net investment income (expense)	3,489	1,779
Net realized gains (losses) on investments	950	768
Commission revenue	4,806	4,113
Policy fees	3,787	3,436
Other revenue	1,600	1,406

Total premiums earned and other revenues	178,605	162,100

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	101,480	60,591
General and administrative expenses	54,398	53,629

Total operating costs and expenses	155,878	114,220

INCOME BEFORE INCOME TAXES	22,727	47,880
Income tax expense	9,072	18,728

NET INCOME	$13,655	$29,152

Basic earnings per common share	$0.39	$0.84

Weighted average common shares outstanding–Basic	35,042	34,567

Diluted earnings per common share	$0.38	$0.82

Weighted average common shares outstanding–Diluted	35,802	35,747

Cash dividend declared per common share	$0.27	$0.27

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Year Ended December 31,
	2016	2015
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$954,617	$883,409
Change in unearned premium	(33,390)	(46,617)

Direct premium earned	921,227	836,792
Ceded premium earned	(288,811)	(332,793)

Premiums earned, net	632,416	503,999
Net investment income (expense)	9,540	5,155
Net realized gains (losses) on investments	2,294	1,060
Commission revenue	17,733	14,870
Policy fees	16,880	15,440
Other revenue	6,426	6,020

Total premiums earned and other revenues	685,289	546,544

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	301,229	187,739
General and administrative expenses	221,177	183,782

Total operating costs and expenses	522,406	371,521

INCOME BEFORE INCOME TAXES	162,883	175,023
Income tax expense	63,473	68,539

NET INCOME	$99,410	$106,484

Basic earnings per common share	$2.85	$3.06

Weighted average common shares outstanding-Basic	34,919	34,799

Diluted earnings per common share	$2.79	$2.97

Weighted average common shares outstanding-Diluted	35,650	35,884

Cash dividend declared per common share	$0.69	$0.63

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except per share data)

ASSETS	December 31, 2016	December 31, 2015
Cash and cash equivalents	$105,730	$197,014
Restricted cash and cash equivalents	2,635	2,635
Fixed maturities, at fair value	584,361	416,083
Equity securities, at fair value	50,803	42,214
Short-term investments, at fair value	5,002	25,021
Investment real estate, net	11,435	6,117
Prepaid reinsurance premiums	124,385	114,673
Reinsurance recoverable	106	22,853
Premiums receivable, net	53,833	50,980
Other receivables	5,824	4,979
Property and equipment, net	32,162	27,065
Deferred policy acquisition costs, net	64,912	60,019
Income taxes recoverable	3,262	5,420
Deferred income tax asset, net	10,674	13,912
Other assets	4,883	4,563

Total assets	$1,060,007	$993,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$58,494	$98,840
Unearned premiums	475,756	442,366
Advance premium	17,796	24,813
Accounts payable	3,187	378
Reinsurance payable, net	80,891	73,585
Other liabilities and accrued expenses	37,665	36,424
Long-term debt	15,028	24,050

Total liabilities	688,817	700,456

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock, $.01 par value	—	—
Authorized shares-1,000; Issued shares–10 and 10
Outstanding shares-10 and 10; Minimum liquidation preference, $9.99 and $9.99 per share
Common stock, $.01 par value	453	455
Authorized shares-55,000; Issued shares–45,324 and
45,525; Outstanding shares-35,052 and 35,110
Treasury shares, at cost-10,272 and 10,415	(86,982)	(80,802)
Additional paid-in capital	82,263	70,789
Accumulated other comprehensive income (loss), net of taxes	(6,408)	(4,006)
Retained earnings	381,864	306,656

Total stockholders’ equity	371,190	293,092

Total liabilities and stockholders’ equity	$1,060,007	$993,548

Contacts:

Investors

Dean Evans

VP Investor Relations

954-958-1306

de0130@universalproperty.com

Media

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449